UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2019

CNL HEALTHCARE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54685	27-2876363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

Correspondence with Financial Advisors and Broker Dealers

Filed as Exhibit 99.1 to this Current Report, and incorporated by reference in this Item 7.01, is the text of a correspondence from CNL Healthcare Properties, Inc. (the “Company”) to financial advisors and broker dealers who participated in the Company’s public offerings, notifying them that the board of directors of the Company (the “Board”) unanimously approved $10.01 as the estimated net asset value (“NAV”) per share of the Company’s common stock as of December 31, 2018.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), the information contained in this Item 7.01, including Exhibit 99.1 and the information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of the Exchange Act, nor shall any of such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

By furnishing the information contained in this Item 7.01 disclosure, including Exhibit 99.1, the Company makes no admission as to the materiality of such information.

Item 8.01	Other Events

Determination of Estimated Net Asset Value per Share as of December 31, 2018

Background and Conclusion

The Company prepares and announces an estimated net asset value per share of its common stock and provides such information to its stockholders and to members of the Financial Industry Regulatory Authority (“FINRA”) and their associated persons who participated in the Company’s public offerings to assist them in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340. The Company announced five previous NAVs of $10.32 per share, $10.04 per share, $9.75 per share, $9.52 per share and $9.13 per share as of December 31, 2017, December 31, 2016, December 31, 2015, September 30, 2014 and September 30, 2013, respectively.

To assist the Board and the Company’s valuation committee, which is comprised solely of the Company’s independent directors (the “Valuation Committee”), in establishing a new estimated NAV per share of the Company’s common stock as of December 31, 2018 (the “Valuation Date”), the Company engaged Robert A. Stanger & Co., Inc., an independent third-party valuation firm (“Stanger”), to provide a net asset valuation analysis of the Company. Stanger developed a valuation analysis of the Company and provided the analysis to the Valuation Committee in a report dated March 13, 2019 that contained, among other information, a range of per share net asset values for the Company’s common stock as of the Valuation Date (the “Valuation Report”).

The Valuation Committee and the Board reviewed the Valuation Report and considered the material assumptions and valuation methodologies applied and described therein. Upon due consideration, on March 13, 2019, the Valuation Committee determined that the range of per share values for the Company’s common stock was reasonable and unanimously approved a recommendation to the Board to approve and adopt $10.01 as the Company’s estimated NAV per share as of the Valuation Date. Thereafter, at a meeting of the Board, which was also held on March 13, 2019, the Board accepted the recommendation of the Valuation Committee and unanimously approved $10.01 as the Company’s estimated NAV per share as of the Valuation Date (the “2018 NAV”). The 2018 NAV falls within the range of per share net asset values, adjusted for estimated property transaction costs, for the Company’s common stock that Stanger provided in the Valuation Report.

Other than the adjustment for estimated property transaction costs, the Board’s determination of the 2018 NAV was undertaken in accordance with the Company’s valuation policy and the recommendations and methodologies of the Investment Program Association, a trade association for non-listed direct investment vehicles (“IPA”), as set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs” (“IPA Practice Guideline”).

The estimated 2018 NAV per share represents a snapshot in time, will likely change, and does not necessarily represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The 2018 NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances. Please see “Valuation Methodologies and Major Assumptions,” “Valuation Summary,” and “Additional Information Regarding the Valuation, Limitations of the 2018 NAV and Stanger” in this Current Report, below.

Valuation Methodologies and Major Assumptions

As of the Valuation Date, the Company’s real estate portfolio consisted of interests in 142 assets, 87 of which are included in the appraised properties and 55 of which are included in the MOB Sale Portfolio, each as further described below. For purposes of the valuation analysis described below, the Company’s assets were classified into two categories: the “Appraised Properties” which consist of 71 seniors housing properties (five owned through an unconsolidated joint venture), one undeveloped land parcel, 12 post-acute care facilities and three acute care facilities , and the “MOB Sale Portfolio” which consists of 53 medical office buildings and two acute care facilities that are subject to an Agreement for Purchase and Sale (the “Sale Agreement”) entered into with Welltower Inc. as described in the Company’s Current Report on Form 8-K filed January 2, 2019. The Appraised Properties were valued using valuation and appraisal methodologies with real estate industry standards and practices further described below. The MOB Sale Portfolio was valued based on the price set forth in the Sale Agreement. The valuation methodologies applied to each category are summarized below.

Appraised Properties: To estimate the value of the Appraised Properties, Stanger performed a site visit and conducted an appraisal of each asset. In determining the valuation of each Appraised Property, Stanger utilized all information that it deemed relevant, including information from the Company and its own data sources, which data sources included information on capitalization rates, leasing rates and other economic factors. In conducting its appraisals of the Appraised Properties, and pursuant to its engagement, Stanger utilized the income approach to valuation, other than for the one undeveloped land parcel. Specifically, Stanger determined an appropriate direct capitalization rate for all Appraised Properties, other than the one undeveloped land parcel, and applied this capitalization rate to its estimated stabilized net operating income for each property. In addition, for one single-tenant acute care asset, due to the lease encumbering this asset a discounted cash flow analysis was also conducted. In applying the discounted cash flow analysis, a market discount rate and terminal capitalization rate was applied to a multi-year property projection which factored in, among other things, the lease encumbering the property and current market conditions with respect to releasing the property upon expiration of the lease.

As applicable, Stanger adjusted the capitalized value of each Appraised Property for any excess or surplus land, deferred maintenance or capital needs, and lease-up costs to estimate the “as-is” value of each Appraised Property. In providing a valuation for our one undeveloped land parcel, and for the six senior housing communities with excess or surplus land deemed contributory in value by Stanger, actual and/or proposed land sale transactions were identified in each property’s market and adjusted to reflect, as appropriate: (i) the property rights conveyed in such transaction; (ii) any extraordinary, special or non-market financing or credits provided by the seller or others which may have influenced the sale price; (iii) non-arms-length sale transactions; (iv) improvements or deterioration of market conditions from the reported sale date; (v) adjustments for listing status versus a consummated sale; (vi) location and zoning factors; (vii) surplus versus excess land; and (viii) land size. An index of value (price per square foot) for each land parcel from the land sale comparables was derived and applied to the Company’s land and excess/surplus land parcels to determine estimated land values.

Stanger prepared an appraisal report (the “Appraisal Report”) summarizing key information and assumptions and providing an appraised value on the 87 Appraised Properties owned by the Company as of the Valuation Date. In accordance with the valuation policy and the IPA Practice Guideline, the appraised value excludes any portfolio premium that may be applicable to the Company’s portfolio. As of the Valuation Date, the aggregate estimated value of the Appraised Properties was approximately $2.251 billion.

MOB Sale Portfolio: The value assigned to the MOB Sale Portfolio was based on the $1.250 billion gross purchase price set forth in the Sale Agreement net of various credits and adjustments in accordance the Sale Agreement that aggregated approximately $13.6 million.

Debt. The Company determined the fair market value of the Company’s debt by applying a discounted cash flow analysis over the projected remaining term of the debt and reflecting the debt’s contractual agreement and corresponding interest and principal payments. The expected debt payments were then discounted to present value at an interest rate the Company deemed appropriate and reflective of market interest rates as of the Valuation Date for debt instruments with similar collateral, anticipated duration and prepayment terms. As of the Valuation Date, the estimated fair market value of the Company’s debt was approximately three million lower than the aggregate outstanding principal amount. While Stanger did not determine the value of the Company’s debt liabilities, Stanger did review the market interest rates used by the Company in determining the debt fair market value and, based upon a summary of the loan terms as provided by the Company, determined that in the aggregate, the market interest rates utilized by the Company were reasonable.

Cash, Other Tangible Assets and Other Liabilities:

The fair value of the Company’s cash, other tangible assets and liabilities were estimated by the Company to approximate net realizable value as of the Valuation Date based upon the values on these assets and liabilities on the Company’s balance sheet, and Stanger relied upon and utilize such amounts in its Valuation Report.

The Valuation Report incorporates the appraised value conclusions of the Appraisal Report, adjusted by Stanger where appropriate for the Company’s allocable ownership interest to account for the interests of any third-party investment partners, including any priority distributions, and the value of the MOB Sale Portfolio. Furthermore, the Valuation Report includes (i) the Company’s fair market value of its debt (the “Debt Liabilities”), (ii) cash and other tangible assets and liabilities based upon their current net realizable value, and (iii) Stanger’s estimate of the Company’s Advisor, CNL Healthcare Corp. (the “Advisor’) subordinated participation in net sales proceeds or incentive fee due upon liquidation of the Company’s portfolio.

Valuation Summary

The direct capitalization analysis was performed by applying a market capitalization rate for each applicable Appraised Property to the estimated stabilized forward-year annual net operating income at each such property. In selecting each capitalization rate, Stanger took into account, among other factors, prevailing capitalization rates in the applicable property sector, the property’s location, age and condition, the property’s operating trends and, for triple-net leased properties, the lease coverage ratios and other unique property factors. The following is a summary of the direct capitalization rates used to arrive at the value of the Appraised Properties: seniors housing direct capitalization rate range of 5.25% to 7.25% with a weighted average of 6.45%; post-acute care direct capitalization rate range of 6.25% to 10.00% with a weighted average of 8.54%, and; acute care direct capitalization rate range of 7.00% to 9.25% with a weighted average of 8.71%. For the one single-tenant acute care asset for which a discounted cash flow analysis was also conducted, Stanger utilized an 8.00% discount rate and a 7.25% terminal capitalization rate.

To produce the range of net asset values in its Valuation Report, Stanger varied the direct capitalization rates (and terminal capitalization rate and discount rate for the one single-tenant acute care asset) by 25 basis points in either direction. Stanger also varied the price per square foot value index for the one undeveloped land parcel by $0.25 per square foot in either direction. The lower end of the capitalization rate and discount rate range, and upper end of the land price per square foot range, has a positive $0.49 impact on NAV per share. The high end of the capitalization rate and discount range, and lower end of the land price per square foot range, has a negative $0.46 impact on NAV per share.

The Valuation Report contained a range for the Company’s estimated 2018 NAV of $9.55 to $10.50 per share based on the Appraised Property values, with a midpoint value of $10.01, including deductions as estimated by the Company for estimated property transaction costs in a hypothetical orderly sale of the assets of the Company. Taking into consideration the reasonableness of the valuation methodologies, assumptions, and the conclusions contained in the Appraisal Report and Valuation Report, the Board determined the Company’s estimated 2018 NAV to be approximately $1.75 billion, or $10.01 per share, based on a share count of approximately 175.295 million shares issued and outstanding as of the Valuation Date, including restricted shares issued to the Company’s Advisor in connection with the Expense Support and Restricted Stock Agreement between the Company and the Advisor, as amended from time to time.

Material Components of the 2018 NAV

The following table summarizes the material components of the Company’s estimated 2018 NAV per share, and provides a comparison of such value and the components thereof with the Company’s prior NAV determination as of December 31, 2017.

Table of Value Estimates for Components of Net Asset Value(1)

(Approximate $ in 000’s, except per share value)

	NAV as of 12/31/18	NAV Per Share as of 12/31/18(7)	NAV as of 12/31/17	NAV Per Share as of 12/31/17(8)
Present value of wholly owned and equity in partially owned real estate assets(2)	$3,416,119	$19.49	$3,421,190	$19.44
Cash and cash equivalents(3)	65,102	0.37	74,538	0.43
Other assets(4)	19,368	0.11	14,734	0.08
Fair market value of debt(5)	(1,668,563)	(9.52)	(1,623,386)	(9.23)
Accounts payable and other accrued expenses(6)	(32,971)	(0.19)	(41,445)	(0.23)
Other liabilities	(10,160)	(0.06)	(12,931)	(0.07)

Net Asset Value	1,788,895	10.21	1,832,701	10.42
Estimated Property Transaction Costs	(34,207)	(0.20)	(17,380)	(0.10)
Net Asset Value (Net of Trans. Costs)	1,754,688	$10.01	$1,815,321	$10.32

(1)

Balance sheet items reflect management’s unaudited balance sheet as of Dec. 31, 2018 and preliminary balance sheet as of Dec. 31, 2017, adjusted for the Company’s ownership share. These are the composite mid-point figures as derived.

(2)

Represents the Company’s wholly-owned real estate assets, net of any promoted interests due, plus the Company’s share of equity in all partially owned assets. Includes a total of 142 properties in 2018 and 143 properties in 2017.

(3)	Includes restricted cash.
(4)	Includes accounts receivable and prepaid expenses.
(5)

Excludes debt associated with partially owned properties which was deducted where appropriate in determining the Company’s value in partially owned real estate assets. Increased fair market value of debt 2018 represents debt incurred in connection with higher borrowings.

(6)	Includes amounts due to related parties.
(7)	Based on approximately 175.295 million shares outstanding as of the 2018 valuation date, including 1.332 million restricted shares. Share count declined due to redemptions.
(8)	Based on approximately 175.97 million shares outstanding as of the 2017 valuation date, including 1.332 million restricted shares.

The main factors that impacted the Company’s estimated 2018 NAV per share as compared to the Company’s prior NAV determination as of December 31, 2017 are (i) an increase in fair market value of debt of $45.2 million, and (ii) an increase to estimated property transaction costs. Total real estate value remained relatively unchanged from last year; however, consistent with the broader market, the portfolio did experience relative softness in valuations of the seniors housing assets due to lower net operating income expectations and higher cap rates which are influenced in part by oversupply concerns in select markets, labor and wage pressures at the property level, and the impact of the 2017-2018 flu season, which impacted occupancy at many of our communities. The valuations of the seniors housing assets were tempered by the medical office assets, which were valued based on our Sale Agreement with Welltower Inc. (NYSE: WELL). The 2018 NAV components in the table above were conformed to the prior year’s build up in order to provide an accurate year-over-year comparison.

Sensitivity Analysis

Changes to the key assumptions used to arrive at the estimated NAV per share could have a significant impact on the underlying value of the Company’s real estate assets. The following table presents the impact on the estimated NAV per share of the Company’s common stock resulting from a 5.0% increase and decrease to parameters utilized in developing Stanger’s value opinion of the Appraised Properties.

	Value Sensitivity
	Low	Concluded	High
Estimated Net Asset Value Per Share	$9.41	$10.01	$10.65
Weighted Average Capitalization Rate Appraised Properties	7.06%	6.69%	6.39%
Terminal Capitalization Rate Appraised Properties(a)(b)	7.61%	7.25%	6.89%
Discount Rate Appraised Properties(a)(b)	8.40%	8.00%	7.60%
Land Value Per Square Foot—Undeveloped Land(b)	$4.04	$4.25	$4.46

(a)	Relates to one single-tenant asset for which a discounted cash flow analysis was conducted.
(b)	As changes in these specific valuation parameters are not material by themselves, we have shown the aggregate value change from moving all parameters up or down by 5%.

Communications with Stockholders Regarding the 2018 NAV

The text of a correspondence from the Company to stockholders regarding the Company’s estimated 2018 NAV is filed with this Current Report as Exhibit 99.2 and is incorporated herein by reference.

Additional Information Regarding the Valuation, Limitations of the 2018 NAV and Stanger

Throughout the valuation process, the Valuation Committee and the Company reviewed, confirmed and approved the processes and methodologies used by Stanger and their consistency with real estate industry standards and best practices.

Although Stanger considered comments received from the Company or the Advisor during the valuation process, the final appraised values of the Company’s Appraised Properties in the Appraisal Report and Valuation Report were determined by Stanger. The Appraisal Report and Valuation Report were based upon market, economic, financial and other information, circumstances and conditions existing at or prior to the Valuation Date and any material change in such information, circumstances and/or conditions may have a material effect on the Company’s estimated 2018 NAV. Stanger’s valuation materials were addressed solely to the Company to assist the Valuation Committee and the Board in establishing an estimated 2018 NAV. Stanger’s valuation materials were not addressed to the public and should not be relied upon by any other person to establish an estimated value of the Company’s common stock. The Valuation Report does not constitute a recommendation by Stanger to purchase or sell any shares of the Company’s common stock.

Although Stanger reviewed the information provided by the Company for reasonableness and utilized some of the information in its valuation analyses, Stanger and its affiliates are not responsible for the accuracy of the information. Neither Stanger nor any of its affiliates is responsible for the Board’s determination of the 2018 NAV.

While Stanger reviewed for reasonableness publicly available information and the financial information supplied or otherwise made available to it by the Company, Stanger assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and did not undertake any duty or responsibility to verify independently any of such information.

In performing its analyses, Stanger made numerous assumptions as of various points in time with respect to industry performance, general business and economic conditions and other matters, many of which are necessarily subject to change and beyond the control of Stanger and the Company. The analyses performed by Stanger are not necessarily indicative of actual values, trading values or actual future results of the Company’s Appraised Properties or common stock that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to reflect the prices at which the Company’s properties may actually be sold, and such estimates are inherently subject to uncertainty. The actual value of the Company’s common stock may vary significantly depending on numerous factors that generally impact the price of properties, securities, the financial condition of the Company and the state of the real estate industry more generally. Accordingly, with respect to the estimated NAV per share of the Company’s common stock, neither the Company nor Stanger can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value per share;

•

a stockholder would ultimately realize distributions per share equal to the Company’s estimated net asset value per share upon liquidation of the Company’s assets and settlement of the Company’s liabilities or a sale of the Company;

•	the Company’s shares would trade at a price equal to or greater than the estimated NAV per share if the Company listed them on a national securities exchange; or

•	the methodology used to estimate the Company’s NAV per share would be acceptable to FINRA or under the Employee Retirement Income Security Act (ERISA) for compliance with its reporting requirements.

The 2018 NAV was determined by the Board as of the Valuation Date. However, the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets.

Stanger possesses substantial experience in the valuation of assets similar to those owned by the Company and regularly undertake the valuation of securities in connection with business combinations and similar transactions. For the preparation of the Valuation Report, the Company paid Stanger a customary fee for services of this nature, no part of which was contingent relating to the provision of services or specific findings. In the past, certain of the Company’s affiliates have engaged Stanger primarily for various real estate-related services, and the Company anticipates that Stanger will continue to provide similar real estate-related services in the future. In addition, certain affiliates of the Company’s Advisor have engaged or expect to engage Stanger to serve as their third party valuation advisor, and the Company may in its discretion engage Stanger to assist the Board in future determinations of the Company’s estimated NAV. The Company is not affiliated with Stanger or any of its affiliates. While the Company and affiliates of the Advisor have engaged and may engage Stanger or its affiliates in the future for valuations and commercial real estate-related services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of Stanger.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Text of correspondence from the Company to Financial Advisors and Broker-Dealers regarding the 2018 NAV.

99.2	Text of correspondence from the Company to Stockholders regarding the 2018 NAV.

Caution Concerning Forward-Looking Statements

Statements in this Current Report on Form 8-K that are not statements of historical fact, including statements about the purported value of the Company’s common stock, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, statements of future economic performance, and other future conditions and forecasts of future events and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share value of the Company’s common stock, and other matters. The Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s inability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors.

For further information regarding risks and uncertainties associated with the Company’s business, and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q, and the Company’s annual report on Form 10-K, copies of which may be obtained from the Company’s website at http://www.cnlhealthcareproperties.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made; the Company undertakes no obligation to, and expressly disclaims any obligation to, update or revise its forward-looking statements to reflect new information, changed assumptions, the occurrence of subsequent events, or changes to future operating results over time unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2019		CNL HEALTHCARE PROPERTIES, INC. a Maryland corporation

	By:	/s/ Ixchell C. Duarte
Ixchell C. Duarte
Chief Financial Officer and Treasurer